As filed with the Securities and Exchange Commission on November 20, 2019

Registration No. 333-222212

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1

TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AEGON N.V.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Aegonplein 50

PO Box 85

2501 CB The Hague

The Netherlands

+31-70-344-3210

(Address and telephone number of Registrant’s principal execute offices)

Jason Orlandi, Esq.

Transamerica Corporation

4333 Edgewood Road NE

Cedar Rapids, Iowa 52499

(319) 355-7936

(Name, address and telephone number of agent for service)

Copies of all communications to:

Robert J. Neis, Esq.

Stephani M. Hildebrandt, Esq.

Eversheds Sutherland (US) LLP

700 Sixth Street, NW, Suite 700

Washington, DC 20001-3980

(202) 383-0100

EXPLANATORY NOTE

Aegon N.V. (the “Registrant”) is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form F-3 (No. 333-222212) filed with the United States Securities and Exchange Commission on December 21, 2017 (the “Registration Statement”) to deregister any and all of the shares of the Registrant’s common stock, par value EUR 0.12 per share (the “Common Stock”) under the Transamerica Corporation Producers’ Stock Purchase Plan (formerly, the Aegon USA Producers’ Stock Purchase Plan) (the “Plan”) that remain unissued as of the date hereof and to terminate the offering under the Registration Statement. The Registrant approved the termination of the Plan as of September 30, 2019.

In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, this Post-Effective Amendment hereby amends the Registration Statement to deregister all shares of Common Stock that were previously registered and that remain unsold under the Registration Statement and hereby terminates the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Aegon N.V. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The Hague, Netherlands, on this 13th day of November, 2019.

AEGON N.V.

By:	/s/ A.R. Wynaendts
Name: A.R. Wynaendts
Title: Chief Executive Officer and Chairman of the Executive Board

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No.1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A.R. Wynaendts A.R. WYNAENDTS	Chief Executive Officer and Chairman of the Executive Board	November 13, 2019

/s/ Matthew J. Rider MATTHEW J. RIDER	Director and Chief Financial Officer	November 13, 2019

/s/ William L. Connelly WILLIAM L. CONNELLY	Chairman, Supervisory Board	November 13, 2019

/s/ Mark A. Ellman MARK A. ELLMAN	Supervisory Board Member	November 13, 2019

/s/ Ben J. Noteboom BEN J. NOTEBOOM	Supervisory Board Member	November 13, 2019

/s/ Ben Van Der Veer BEN VAN DER VEER	Supervisory Board Member	November 13, 2019

/s/ Corien Wortmann-Kool CORIEN WORTMANN-KOOL	Supervisory Board Member	November 13, 2019

/s/ Dona D. Young DONA D. YOUNG	Supervisory Board Member	November 13, 2019